UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

GENPACT LIMITED
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
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Genpact Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12 Bermuda

SUPPLEMENT TO THE PROXY STATEMENT FOR
THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2025

This Proxy Statement Supplement (“Supplement”) is being filed on May 6, 2025 to supplement information contained in the Definitive Proxy Statement filed by Genpact Limited (“Genpact” or the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 9, 2025 (the “Proxy Statement”) and made available to the Company’s shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for its 2025 Annual General Meeting of Shareholders (the “Annual Meeting”), to be held on May 22, 2025 at 12:00 PM (local time), at 521 Fifth Avenue, 14th Floor, New York, NY 10175. The Company urges you to read the Proxy Statement and this Supplement in their entirety. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains unchanged.

Glass, Lewis & Co., LLC (“Glass Lewis”), a proxy advisory firm, has recommended that Genpact shareholders vote against the re-election of Laura Conigliaro to the Company’s board of directors in Proposal No. 1 in the Proxy Statement. According to its 2025 Proxy Paper, Glass Lewis is recommending against Ms. Conigliaro’s re-election to the Company’s board of directors because the Company’s Proxy Statement omitted certain disclosure of racial/ethnic minority demographic information about the Company’s director nominees. Ms. Conigliaro is the Chair of the nominating and governance committee of the Company’s board of directors, and Glass Lewis believes that it is the responsibility of such committee to ensure clear disclosure regarding board diversity demographics is provided to shareholders.

This Supplement is being filed with the SEC and made available to shareholders to provide the racial/ethnic minority and gender demographic information for the Company’s director nominees.  Three of our director nominees, or 30% – Messrs. Agrawal and Kalra and Ms. Franklin – are racially diverse, and four of our nominees, or 40% – Mmes. Conigliaro, Franklin, Lindstrom and Morken – are women.  As discussed in the Proxy Statement under the headings “Qualifications and experience of our director nominees” and “Director profiles,” our director nominees bring a diverse mix of experience, qualifications, attributes and skills to the board.

The Board of Directors of Genpact recommends that you vote “FOR” the re-election of all the director nominees named in the Proxy Statement, including Ms. Conigliaro, to the Company’s board of directors.